                             CELLNET DATA SYSTEMS, INC.,

                                        and

                           THE BANK OF NEW YORK, as Trustee

                                    _______________

                             SECOND SUPPLEMENTAL INDENTURE

                              Dated as of August 30, 1996

                                         To

                                      INDENTURE

                                Dated as of June 15, 1995

                                    _______________

                                      Relating to

                                CellNet Data Systems, Inc.

                                13% Senior Discount Notes

                                        Due 2005

                             Series B 13% Senior Discount Notes

                                        Due 2005

     SECOND SUPPLEMENTAL INDENTURE (the "Second Supplemental Indenture"), dated as of August 30, 1996, between CellNet Data Systems, Inc., a Delaware corporation (the "Surviving Corporation"), and The Bank of New York, a New York banking corporation (the "Trustee").


                                     RECITALS:

     WHEREAS, CellNet Data Systems, Inc., a California corporation (the "Company"), has duly issued its 13% Senior Discount Notes Due 2005 (hereinafter called the "Notes") in the aggregate principal amount at maturity of $325,000,000 pursuant to an Indenture, dated as of June 15, 1995, between the Company and the Trustee and a First Supplemental Indenture dated as of November 21, 1995 by and between Company and the Trustee (such Indenture, as modified by such First Supplemental Indenture, hereafter the "Indenture"); and

     WHEREAS, the Company and the Surviving Corporation have entered into that certain Agreement and Plan of Merger, dated as of August 30, 1996, pursuant to which the Company and the Surviving Corporation will combine into a single company through the statutory merger of the Company with and into the Surviving Corporation (the "Merger"); and

     WHEREAS, in the case of a merger of the Company with or into any other corporation, Article 5 of the Indenture requires that the surviving corporation execute and deliver to the Trustee a supplemental indenture providing the assumption by the surviving corporation of the covenants, agreements and obligations of the Company under the Indenture and the Registration Rights Agreement; and

     WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may, without the consent of any holders of Notes, enter into a supplemental indenture to comply with the terms of Article 5 of the Indenture; and

     WHEREAS, in accordance with Sections 5.01(a)(iv) and 10.04 of the Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and the Second Supplemental Indenture comply with the applicable provisions of the Indenture; and

     WHEREAS, in accordance with Section 5.01 (a)(iv) of the Indenture, the Company has delivered to the Trustee a certificate from the Company's certified public accountants stating that the Surviving Corporation has made the calculations required by Section 5.01(a)(ii) and 5.01 (a)(iv) regarding the Debt to Cash Flow Ratio and that such calculations evidence compliance with such section; and

     WHEREAS, all acts and proceedings required by law and under the Indenture to constitute this Second Supplemental Indenture, a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Second Supplemental Indenture have been in all respects duly authorized by the Surviving Corporation; and

     WHEREAS, the foregoing recitals are made as representations of fact by the Surviving Corporation and not by the Trustee;


     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Surviving Corporation and the Trustee hereby agree as follows:

     1. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture, and the Rules of Construction set forth in the Indenture shall likewise govern this Second Supplemental Indenture.

     2. The Surviving Corporation hereby assumes all the covenants, agreements and obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement, including the obligation to make due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the due and punctual performance of all of the covenants and conditions to be performed by the Company under the Indenture and the Registration Rights Agreement. On or after the effective time of the Merger, all references in the Indenture to the "Company" shall be deemed to be references to CellNet Data Systems, Inc., a Delaware corporation.

     3. Upon the execution and delivery of this Second Supplemental Indenture by the Trustee and the Surviving Corporation, the proposed agreements contained herein will become effective and operative. Thereafter, all references to the Indenture shall, unless specifically referring to the Indenture as originally executed, be deemed to be references to the Indenture as modified by this Second Supplemental Indenture.

     4. The recitals contained herein shall be taken as the statement of the Company and the Surviving Corporation, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity of this Second Supplemental Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby ratified and confirmed.

     5. This Second Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as amended herein, the terms, provisions and covenants of the Indenture shall remain in full force and effect and continue to govern the parties thereto.

     6. This Second Supplemental Indenture may be executed in two or more counterparts, each of which shall be deemed original and all of which together will constitute the same agreement, whether or not all parties execute each counterpart.

     7. The laws of the State of New York, without regard to principles of conflicts of law, shall govern this Second Supplemental Indenture and the Notes.







                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

                              CELLNET DATA SYSTEMS, INC.


                              By: /s/ David L. Perry
                                 --------------------------
                                 Name: David L. Perry
                                 Title: Vice President, General Counsel,
                                        Secretary and Chief
                                        Administrative Officer


                              THE BANK OF NEW YORK, as Trustee


                              By: /s/ Vivian Georges
                                 --------------------------
                                 Name: Vivian Georges
                                 Title: Assistant Vice President